EXHIBIT 17

TRANSACTIONS IN THE COMMON STOCK IN THE PAST 60 DAYS:

Name	Date	No. of Shares Sold	Price Per Share (1)
Vector Group Ltd.	11/19/2014	25,000	$21.33
	11/18/2014	25,000	21.46
	11/12/2014	25,000	21.87
	11/11/2014	25,000	21.84
	11/5/2014	25,000	21.86
	11/4/2014	25,000	22.13
	10/29/2014	25,000	21.60
	10/28/2014	25,000	21.76
	10/22/2014	25,000	21.72
	10/21/2014	25,000	21.81
	10/15/2014	25,000	20.21
	10/14/2014	25,000	20.83
	10/8/2014	25,000	20.73
	10/7/2014	25,000	21.34
	10/1/2014	25,000	22.05
	9/30/2014	25,000	22.27
	9/24/2014	25,000	22.41
	9/23/2014	25,000	22.25

(1) The average price received by the Reporting Person on sales of common stock represents the weighted average sales price of shares of common stock sold for price increments on each day. The Reporting Person undertakes to provide, upon request of the Securities and Exchange Commission staff, the Company, or a security holder of the Company, full information regarding the sales of common stock sold at each separate price for all transactions reported on this Schedule 13D.